EXHIBIT 99.1
                                  PRESS RELEASE

        Penn Octane Corporation Signs April 2004 and May 2004 Contracts
                              For Sale of LPG to PMI

PALM DESERT, CA - MAY 6, 2004. Penn Octane Corporation (NASDAQ: POCC). On March 31, 2004, Penn Octane Corporation's (the "Company") contract for the sale of LPG with P.M.I. Trading Limited ("PMI") expired ("Expired Contract"). The Expired Contract provided for PMI to purchase a minimum monthly amount of LPG of approximately 17.0 million gallons, subject to certain seasonal adjustments. On March 31, 2004 and April 30, 2004, the Company and PMI entered into one-month agreements for the sale of LPG for the periods April 1, 2004 through April 30, 2004 and May 1, 2004 through May 31, 2004, respectively ("Monthly 2004 Contracts"). Under the terms of the Monthly 2004 Contracts, the minimum amount of LPG to be purchased by PMI is 13.0 million gallons. During the period April 1, 2004 through April 30, 2004, the actual amount of LPG purchased by PMI was approximately 13.1 million gallons.

As previously disclosed in its recently filed 10-Q for the quarter ended January 31, 2004, the Company is continuing to negotiate for the extension and/or renewal of the Expired Contract. There is no assurance that the Expired Contract will be extended and/or renewed, and if so, that the terms will be more or less favorable than those of the Expired Contract. Until the terms of a new long-term contract are reached, the Company expects to enter into additional monthly agreements similar to the Monthly 2004 Contracts.

The Company believes that the reduction of volume commitments for April 2004 and May 2004 is based on additional LPG production by PEMEX being generated from the Burgos Basin field in Reynosa, Mexico, an area within the proximity of the Company's Mexican terminal facilities.

Mr. J.B. Richter, CEO stated that "the Company is still a low cost supplier of LPG for the area and will continue to be a viable source for PMI. In the meantime, the Company is taking steps to reduce costs related to its supply to help offset any actual reduction in LPG purchases which may occur as a result of the new contract currently being negotiated".

About  Penn  Octane  Corporation

Penn Octane is a leading supplier of Liquefied Petroleum Gas (LPG) to Northeastern Mexico. Penn Octane leases a 132-mile, six-inch pipeline which connects from a pipeline in Kleberg County, Texas to its terminal in Brownsville, Texas, which historically served as a trans-shipment point for truck delivery to Mexico. Until the proposed spin off previously disclosed is consummated, the Company will continue to own and operate a 21-mile pipeline which connects the terminal in Brownsville to a storage and distribution terminal in Matamoros, Tamaulipas. The Company also utilizes a 12-inch propane pipeline which connects certain gas plants in Corpus


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Christi,  Texas  to  its  pipeline  in  Kleberg County. The Company's network is further enhanced by the 155 miles of pipeline it has rights to use to transport LPG to and from its storage facility of 500,000 barrels in Markham, Texas that enhances the Company's ability to bring LPG to Northeastern Mexico.

Certain of these statements in this news release are forward-looking statements, including statements related to future contracts with PMI and the overall supply of LPG available in Mexico. While these statements reflect the Company's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially. These risks include lower than expected demand for imports of LPG and/or lower than expected sales of LPG to PMI. If no agreement for LPG sales to PMI is reached, or if an agreement is reached whereby the terms, volumes and/or margins which are significantly less favorable than historical amounts, the Company would suffer material adverse consequences to its business, financial condition and results of operations. Additional information regarding risks affecting the Company's business may be found in the Company's most recent report on Form 10-Q and Form 10-K.


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